Exhibit 10.6

AMENDMENT NO. 1 TO THE EXCLUSIVE LICENSE AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Exclusive License Agreement dated March 29, 2017 (the “Agreement”), is executed as of 07 December, 2018 (the “Amendment Effective Date”), by and between Galderma Research & Development SNC, a société en nom collectif organized under the laws of France having its principal address at Les Templiers, 2400 route des Colles, 06410 Biot, France (“Galderma”), and Clementia Pharmaceuticals Inc., a corporation organized under the federal laws of Canada having its principal address of 4150 Saint Catherine West, Suite 550, Montreal, Quebec, Canada H3Z2Y5 (“Clementia”). Each of Galderma and Clementia is sometimes referred to individually herein as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, further to the exercise by Clementia of the Exclusive Commercialization Option (as defined in the Exclusive Evaluation and Option Agreement signed between the Parties on April 1st, 2016) the Parties have entered into the Agreement;

WHEREAS, the Parties have agreed that Clementia would screen all Licensed Compounds and that Clementia would designate at least one Exclusive Licensed Compounds in early 2019;

WHEREAS, Clementia wishes to extend the Clementia Field with Additional Indications;

WHEREAS, in consideration of such extension of the Clementia Field, Galderma wishes to implement a return mechanism according to which any Licensed Compound, Exclusive Licensed Compound and/or Indication which is not diligently Developed and/or Commercialized by Clementia would be returned or removed from the Clementia Field; and

WHEREAS, for sake of simplification, the Parties wish to amend the prosecution and maintenance process of Licensed Patent Rights.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.       Definitions/Grant of Licenses

The definition of Clementia Field’ in Section 1.15 of the Agreement is deleted entirely and replaced by the following definition:

1.15       “Clementia Field” means all prophylactic, therapeutic and diagnostic uses for all Indications or conditions which are not part of Galderma Field.

Sections 2.1.l(b); 2.2.2; 2.2.3 and 2.3 of the Agreement are deleted.

The following is added to the end of the definition of ‘Exclusive Licensed Compound’ in Section 1.41 of the Agreement:

It is understood between the Parties that, in accordance with Section 1.61, if a Licensed Compound is designated as an Exclusive License Compound, all compounds within the applicable Licensed Compound Family (A, B, C or D), will be covered by the same exclusivity as the Exclusive Licensed Compounds (“Exclusive Licensed Family”).

2.       Development Program

Sections 3.1.1, 3.1.2 and 3.6 of the Agreement are deleted entirely and replaced as follows:

3.1.1       Objective of the Development Program. No later than 30 June 2019, Clementia shall designate from the Licensed Compounds at least one Exclusive Licensed Compound for which Clementia shall initiate Development. If at any time during the Term, Clementia wishes to initiate Development for another Licensed Compound, Clementia shall notify Galderma thereof and such Licensed Compound shall become an Exclusive Licensed Compound. Each Exclusive Licensed Compound shall be included on the list attached as Schedule 5 to this Agreement through an amendment to this Agreement signed between the Parties.

The objective of the Development Program shall be the Development by Clementia of Exclusive Licensed Compounds in order to obtain Licensed Products for use in the Clementia Field in accordance with the Development Plan.

3.1.2       Preparation of Development Plan. A Development Plan will be prepared by Clementia with respect to each Exclusive Licensed Compound and furnished to Galderma within sixty (60) days after the corresponding designation date. For Exclusive Licensed Compounds included after 30 June 2019, the corresponding Development Plan shall be furnished to Galderma within sixty (60) days after the execution of the amendment updating the Exclusive Licensed Compounds list. Any amendments or modifications to the Development Plan for any Exclusive Licensed Compound shall be prepared by Clementia and promptly furnished to Galderma.

3.6       Reports and meetings. Clementia shall (a) maintain records of its activities in sufficient detail and in good scientific manner, which shall reflect work performed and results achieved and (b) provide to Galderma twice each Calendar Year (on June 30 and December 31) during the Term a reasonably detailed report (each, a “Development Report”) that summarizes (i) Development activities conducted and results obtained with respect to any Exclusive Licensed Compound and/or any Licensed Products (including but not limited to the status of any Clinical Trials, the results generated in each such Clinical Trial and any Regulatory Approvals obtained), and (ii) an updated version of the Development Plan.

Within the first month of each Calendar Year, beginning in January 2019, the Parties shall meet, either face to face or by conference call, to analyze the Development Reports and discuss the next steps of each Development Program (the “Annual Meeting”). In particular, during such Annual Meetings, Galderma shall reasonably determine if Clementia is meeting its diligence obligations described in Section 3.4.l. In the event that Galderma reasonably determines that Clementia has failed to meet such diligence obligations, Galderma shall give Clementia written notice of such failure and if Clementia is unable to cure such failure within sixty (60) days from the date of such notice, the Parties shall implement the return process defined in Section 3.4. .

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3.       Return mechanism.

Section 3.4 of the Agreement is deleted entirely and replaced as follows:

3.4       Development Diligence -Return Process.

3.4.1       Development Diligence. Clementia shall use Commercially Reasonable Efforts during the Term to Develop at least one Exclusive Licensed Compound and shall commit such resources (including employees, consultants, contractors, facilities, equipment and materials) as are necessary to conduct such Development activities.

Prior to the commencement of any proof of concept activities or Clinical Trials with an Exclusive Licensed Compound, Clementia shall generate a written clinical plan and budget describing in reasonable detail its proposed activities. Each clinical plan shall include the following: (a) the trial objectives, design and endpoints; (b) estimated timelines and go/no-go decision points; and (c) a high-level summary of Clementia’s key responsibilities for completing all of the necessary tasks. All clinical plans will be revised, updated and submitted by Clementia to Galderma at least annually for review and comment.

3.4.2       Return of Licensed Compounds.

The Parties hereby agree that, if for a period of five (5) years from the Amendment Effective Date, Clementia has not notified Galderma that it will commence Development for a Licensed Compound, then unless such Licensed Compound is part of an Exclusive Licensed Family, such Licensed Compound shall no longer be deemed to be a Licensed Compound under this Agreement (each, a “Returned Licensed Compound “) and Galderma shall be free to license such Returned Licensed Compound to any Third Party to research, Develop, Manufacture and Commercialize products that contain, incorporate or comprise any such Returned Licensed Compound for use in Clementia Field and in the Territory.

3.4.3       Return of Exclusive Licensed Compounds.

If at any point during the Development, Clementia affirmatively elects to discontinue working on an Exclusive Licensed Compound, Clementia shall promptly inform Galderma thereof (each, a “Discontinued Exclusive Licensed Compound”). The Discontinued Exclusive Licensed Compound shall be deleted from the Exclusive Licensed Compounds list and the Compound Specific Exclusivity Period shall terminate for such Discontinued Exclusive Licensed Compound.

Clementia agrees that, if for a period of three (3) years from the date of the designation of an Exclusive Licensed Compound, Clementia has not defined a targeted biological pathway, such Exclusive Licensed Compound shall be deemed to be a Discontinued Exclusive Licensed Compound, and shall be deleted from the Exclusive Licensed Compounds list and the Compound Specific Exclusivity Period shall terminate for such Discontinued Exclusive Licensed Compound.

Upon termination of the Compound Specific Exclusivity Period for a Discontinued Exclusive Licensed Compound, unless such Discontinued Exclusive Licensed Compound is part of an Exclusive Licensed Family, Galderma or its Affiliates shall be entitled to conduct any activity, either on its own or for its benefit, or with, for the benefit of, or sponsored by any Third Party, or grant any license to any Third Party to utilize any Know-How or Patent Rights Controlled by Galderma or any of its Affiliates or provide any Galderma Materials to any Third Party, that, in any case, involves the identification, generation, research, Development, Manufacture or Commercialization of such Discontinued Exclusive Licensed Compound , in the Clementia Field.

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3.4.4       Return of Indications.

If at any point during the Term, Clementia affirmatively elects to discontinue the Development of Exclusive Licensed Compounds for an Indication, Clementia shall promptly inform Galderma thereof (each, a “Discontinued Indication”) and the Discontinued Indication shall be deleted from the Clementia Field.

If Galderma can reasonably demonstrate that at the end of the period defined in Section 3.4.3 for the Exclusive Licensed Compounds, Clementia has not dedicated Commercially Reasonable Efforts to conduct the Development of any Exclusive Licensed Compounds in any Indication within the Clementia Field, Galderma shall notify Clementia thereof. If within a period of sixty (60) days following Galderma’s notice, Clementia has not demonstrated in a manner reasonably satisfactory to Galderma, that Clementia has dedicated Commercially Reasonable Efforts to the Development of any Exclusive Licensed Compound in such Indication, the Indication shall be deemed to be a Discontinued Indication and the exclusivity obligations defined in Section 2.2.1 of the Agreement shall terminate with respect to such Discontinued Indication. Accordingly, unless any such Licensed Compound is part of an Exclusive Licensed Family, Galderma shall be entitled to grant to any Third Party a non-exclusive license to develop, make and use Licensed Compounds, in order to research, Develop, Manufacture and Commercialize products that contain, incorporate or comprise any such Licensed Compound for use in the Discontinued Indication.

4.       License Patent Prosecution and Maintenance.

Sections 9.1.1, 9.1.2 and 9.1.3 of the Agreement are deleted entirely and replaced as follows:

9.1.1       Prosecution Rights

(a)       Concerning Licensed Patent Rights. Galderma hereby grants Clementia the right to act on behalf of Galderma with the preparation, filing, prosecution and maintenance of all Licensed Patent Rights. Galderma authorizes Clementia to appoint patent counsel or agents of its choice and Galderma shall cooperate with and assist Clementia in all reasonable respects, regarding the transfer of all documents and filings to the new patent counsel or agents appointed by Clementia. Galderma shall cooperate with and assist Clementia in all reasonable respects, in connection with Clementia’s preparation, filing, prosecution (including review and comments regarding responses to office actions and/or official actions from worldwide patent offices) and maintenance of such Patent Rights. All Patent Costs incurred by Clementia in connection with the preparation, filing, prosecution and maintenance of such Patent Rights shall be borne by Clementia.

(b)       Galderma shall promptly deliver to Clementia copies of all necessary files related to any Licensed Patent Rights with respect to which responsibility has been transferred and shall take all actions, provide all information, and execute all documents necessary for Clementia to assume such prosecution, maintenance and defense and to effectively prosecute patents in all countries where a patent application is pending.

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(c)       Concerning New Licensed Compound-Specific Patent Rights. Clementia, acting through patent counsel or agents of its choice, shall be solely responsible for the preparation, filing, prosecution and maintenance of all New Licensed Compound-Specific Patent Rights. Galderma shall cooperate with and assist Clementia in all reasonable respects, in connection with Clementia’s preparation, filing, prosecution (including review and comments regarding responses to office actions and/or official actions from worldwide patent offices) and maintenance of such Patent Rights. All Patent Costs incurred by Clementia in connection with the preparation, filing, prosecution and maintenance of New Licensed Patent Rights shall be the sole responsibility of Clementia.

9.1.2       Information and Cooperation

(A)       Concerning Licensed Patent Rights: Clementia shall (a) promptly provide Galderma with copies of all material submissions and correspondence with the applicable patent offices with respect to Licensed Patent Rights, in sufficient time to allow for review and comment by Galderma and (b) provide Galderma with an opportunity to consult with Clementia regarding amendment, submission or response with respect to Licensed Patent Rights. The advice and suggestions of Galderma shall be taken into consideration in good faith by Clementia in connection with such prosecution; provided, that, if Galderma fails to provide any comment on or before the expiration of thirty (30) days before the proposed date for the amendment, submission or response notified by Clementia, Clementia’s obligations under this Section 9.1.2 shall be deemed to have been fulfilled. Clementia shall pursue in good faith the prosecution of any Licensed Patent Rights under this Section 9.1.2 at Clementia’s sole expense.

(B)       Concerning New Licensed Compound-Specific Patent Rights: Clementia shall (a) promptly provide Galderma with copies of all material submissions and correspondence with the applicable patent offices with respect to New Licensed Compound Specific Patent Rights, in sufficient time to allow for review and comment by Galderma and (b) provide Galderma or its patent counsel with an opportunity to consult with Clementia and its patent counsel regarding amendment, submission or response with respect to New Licensed Compound Specific Patent Rights. The advice and suggestions of Galderma and its patent counsel shall be taken into consideration in good faith by Clementia and its patent counsel in connection with such prosecution; provided, that, if Galderma fails to provide any comment on or before the expiration of thirty (30) days before the proposed date for the amendment, submission or response notified by Clementia, Clementia’s obligations under this Section 9.1.2(B) shall be deemed to have been fulfilled. Clementia shall pursue in good faith all reasonable claims requested by Galderma in the prosecution of any New Licensed Compound-Specific Patent Rights under this Section 9.1.2 at Clementia’s sole expense.

9.1.3       Decision Not to File; Abandonment. If Clementia decides to cease prosecution or to allow to lapse any Licensed Patent Rights, Clementia shall inform Galderma of such decision promptly and, in any event, so as to provide Galderma a reasonable amount of time to meet any applicable deadline to establish or preserve such Licensed Patent Rights in such country or region. Galderma shall have the right, but not the obligation, to assume responsibility for continuing the prosecution of such Licensed Patent Rights in such country or region and paying any required fees to maintain such Licensed Patent Rights in such country or region or defending such Licensed Patent Rights, all at Galderma’s sole expense, through patent counsel or agents of its choice and, to the extent that Galderma assumes such responsibility, Clementia shall promptly deliver to Galderma copies of all necessary files related to any Licensed Patent Rights with respect to which responsibility has been transferred and shall take all actions and execute all documents reasonably necessary for Galderma to assume such prosecution, maintenance and defense. Clementia will be permitted to cease prosecution , without Galderma assuming responsibility in a country, if 3 months after notifying Galderma of such decision, Galderma has not informed Clementia of a decision to assume responsibility for continuing prosecution in the country.

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5.       Miscellaneous. The Parties hereby confirm and agree that except as amended hereby, the Agreement remains in full force and effect and provides binding obligations of the Parties thereto. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The Amendment is executed by the authorized representatives of the Parties as of the Amendment Effective Date.

Galderma Research & Development SNC			Clementia Pharmaceuticals Inc.
By:	/s/ Thibaud Portal		By:	/s/ Clarissa Desjardins
	Name:	Thibaud PORTAL		Name:	Clarissa DESJARDINS
	Title:	Site Director		Title:	Chief Executive Officer

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